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Exhibit 10.04

Citigroup Inc.
Executive Option Grant Agreement

        1.    Award Agreement.    Citigroup Inc. ("Citigroup") hereby grants to Vikram Pandit ("Participant"), the award summarized below, pursuant to the Citigroup 2009 Stock Incentive Plan, as amended and restated effective April 21, 2011, and as it may be further amended from time to time (the "Plan"). The terms, conditions and restrictions of your award are contained in this Executive Option Grant Agreement, including the attached Appendix (together, the "Agreement"), and are summarized, along with additional information, in the Executive Option Grant prospectus dated May 17, 2011, and any applicable prospectus supplements (together, the "Prospectus"). For the award to be effective, you must accept below, acknowledging that you have received and read the Prospectus and this Agreement, including the Appendix.

        2.    Executive Option Grant Summary*

Grant Date:	May 17, 2011
Number of Shares:	500,000
Grant Price:	$41.54 per share, as to 300,000 shares
$52.50 per share, as to 100,000 shares
$60.00 per share, as to 100,000 shares
Vesting Dates (1/3 of the number of shares subject to each grant price will vest on each vesting date):	May 17, 2012
May 17, 2013
May 17, 2014
Option Expiration Date:	May 17, 2021

        3.    Acceptance and Agreement by Participant.    I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement, including the Appendix, and in the Prospectus (acknowledging hereby that I have read and that I understand such documents), the Plan and Citigroup's policies, as in effect from time to time, relating to the administration of the Plan. I understand that vesting is conditioned upon continuous employment with the Company, and that an Award may be cancelled if there is a break in or termination of my employment with the Company.

CITIGROUP INC.		PARTICIPANT'S SIGNATURE:
By:	/s/ PAUL MCKINNON	/s/ VIKRAM S. PANDIT
Paul McKinnon Head of Human Resources		Name: Vikram S. Pandit

*
The terms, conditions and restrictions applicable to your award, including what happens in the event of a termination or suspension of your employment, are contained in this Agreement, which includes the Appendix hereto, and are also summarized in the Prospectus. The Award is also subject to any modifications, limitations, adjustments or clawback provisions required under Company policy or legal, regulatory or governmental requirements, stock exchange listing requirements, or that are required to enable the Company to qualify for any government loan, subsidy, investment or other program.

 CITIGROUP INC.
EXECUTIVE OPTION GRANT AGREEMENT
APPENDIX

        This Appendix constitutes part of the Executive Option Grant Agreement (the "Agreement") and is applicable to the stock option award summarized on the first page of this Agreement. This Appendix is part of the Agreement and sets forth the terms and conditions and other information applicable to the non-qualified stock option (the "Option"), granted to Participant, as described in the Award Summary on page 1. All Options are denominated in shares of Citigroup common stock, par value $.01 per share (referred to herein as "shares" or "Citigroup stock"). The "Company", for purposes of this Agreement, shall mean Citigroup and its subsidiaries.

        1.    Terms and Conditions.    The terms, conditions, and restrictions of the Option are set forth below. Certain of these provisions, along with other important information, are summarized in the Executive Option Grant prospectus dated May 17, 2011 and any applicable prospectus supplement (together, the "Prospectus"). The terms, conditions, and restrictions of the Option include, but are not limited to, provisions relating to amendment, vesting, and cancellation of the Option, restrictions on the transfer of the Option, and additional restrictions as further described below.

        By accepting the Option, Participant acknowledges that he has read and understands the Prospectus and the terms and conditions set forth in this Appendix. Participant understands that this Option and all other incentive awards granted by the Company are entirely discretionary and that no right to receive the Option, or any incentive award, exists absent a prior written agreement to the contrary.

        Participant understands that the value that may be realized from the Option, if any, is contingent and depends on the future market price of Citigroup stock, among other factors, and that because equity awards are discretionary, and intended to promote employee retention and stock ownership and to align employees' interests with those of stockholders, equity awards are subject to vesting conditions and will be canceled if such conditions are not satisfied.

        Any monetary value assigned to the Option in any communication regarding the Option is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant. Receipt of an Option covered by this Agreement, or any other incentive award, is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

        Any actual, anticipated, or estimated financial benefit to Participant from the Option is not and shall not be deemed to be a normal or an integral part of Participant's regular or expected salary or compensation from employment for any purposes, including, but not limited to, calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements, and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

        2.    Vesting.    If conditions to vesting are satisfied, the Option will vest in the installment amounts and on the vesting dates set forth in the Executive Option Grant Summary, or at such earlier times as provided for upon the occurrence of events described in Section 4. Any fractional shares resulting from the application of the vesting schedule set forth in the Executive Option Grant Summary will be sold upon option exercise and used to satisfy tax withholding obligations. Vesting in each case is subject to receipt of the information necessary to make any required tax payments and confirmation by Citigroup that all conditions to vesting have been satisfied.

        Vesting is conditioned on Participant's continuous employment with the Company up to and including the scheduled vesting date, unless otherwise provided below.

        3.    Exercise of Option.    Vested Option shares may be exercised in whole or in part by Participant upon notice to the Company, together with provision for payment of the grant price (as set forth in the Executive Option Grant Summary). Such notice shall be given in the manner prescribed by Citigroup and shall specify the date and method of exercise and the number of Option shares that are being exercised. The currently available option exercise methods, which are subject to change at any time, are described in the Prospectus. All stock option exercises will be processed in accordance with the Citigroup Equity Compensation administrative procedures and deadlines then in effect. If Participant uses a broker-assisted exercise method that may be available from time to time, Participant acknowledges and agrees that option proceeds from any broker-assisted exercises will be net of applicable commissions and fees associated with these transactions. The applicable commissions and fees will be disclosed to Participant at or prior to the time of exercise or will be available to Participant upon request. The laws of the country in which Participant is working at the time of grant, vesting, and/or exercise of the Option (including any rules or regulations governing securities, foreign exchange, tax or labor matters), and Citigroup accounting or other policies, whether dictated by such country's political or regulatory climate or otherwise, may restrict or prohibit any one or more of the stock option exercise methods described in the Prospectus; such restrictions may apply differently if Participant is a resident or expatriate employee, and are subject to change at any time. If the last day on which an Option may be exercised pursuant to any provision of this Agreement is not a trading day on the New York Stock Exchange, then the immediately preceding New York Stock Exchange trading day shall be the last day on which an Option may be exercised. Under no circumstances may an Option be exercised after the Option Expiration Date set forth in the Executive Option Grant Summary (the "Option expiration date"). The Company is not obligated to notify a Participant (or his estate or personal representatives) that an Option is nearing expiration.

        4.    Termination of Employment and Exercise Rights.    The vesting of the Option shares is conditioned upon Participant's continuous employment with the Company and/or subject to other conditions, as provided below.

        (a)    Termination of Employment Generally.    If Participant voluntarily terminates his employment with the Company, of if the Company terminates Participant's employment other than in the circumstances described in Section 4(f) below, vesting of Option shares will cease and all unvested Option shares will be canceled on the date Participant's employment is so terminated, and Participant may exercise vested Option shares until the Option expiration date.

        (b)    Disability.    Option shares will continue to vest on schedule and may be exercised, subject to all other provisions of this Agreement, during Participant's approved disability leave pursuant to a Company disability policy (but not later than the Option expiration date). If Participant's disability ends with Participant's termination of employment on account of the disability, any unvested Option shares will vest immediately. Vested Option shares may be exercised until the Option expiration date.

        (c)    Approved Personal Leave of Absence (Non-Statutory Leave).

          (i)    Unvested Option shares will continue to vest on schedule, subject to all other provisions of this Agreement, during the first six months of an approved personal leave of absence, provided that Participant's leave of absence was approved by the Committee in accordance with the leave of absence policies applicable to Participant (an "approved personal leave of absence"). Unvested Option shares will be canceled as soon as the approved personal leave of absence has exceeded six months, except as provided in paragraph (ii) below.

          (ii)   If Participant's employment terminates for any reason specified elsewhere in this Section 4 during the first six months of an approved personal leave of absence, the Award will be treated as described in the applicable provision of this Section 4.

        (d)    Statutory Leave of Absence.    Unvested Option shares will continue to vest on schedule, subject to all other provisions of this Agreement, during a leave of absence that is approved by the Committee, provided by applicable law and is taken in accordance with such law and applicable Company policy (a "statutory leave of absence").

        (e)    Death.    If Participant's employment terminates by reason of Participant's death, any unvested Option shares will vest and vested Option shares may be exercised only by the lawful representative of Participant's estate until the Option expiration date.

        (f)    Involuntary Termination for Gross Misconduct.    Notwithstanding any provisions of this Agreement to the contrary, if the Company terminates Participant's employment because of Participant's "Gross Misconduct" (as defined below), vesting of the Option, and Participant's right to exercise vested Option shares will cease on the date Participant's employment is so terminated; all unvested and unexercised Option shares will be canceled as of date Participant's employment is terminated, and Participant shall have no further rights of any kind with respect to the Option. For purposes of this Agreement, "Gross Misconduct" means any conduct that (i) is in competition with the Company's business operations, (ii) breaches any obligation that Participant owes to the Company or Participant's duty of loyalty to the Company, (iii) is materially injurious to the Company or (iv) is otherwise determined by the Personnel and Compensation Committee of the Citigroup Board of Directors (the "Committee"), in its sole discretion, to constitute gross misconduct.

        (g)    Clawback.    Any unvested shares subject to the Option, any vested but unexercised Option shares, and any Incremental Shares (as defined in Section 4(h) below) will be canceled, forfeited, or subject to recovery if the Committee determines that (i) Participant received the Option based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, (ii) Participant knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to financial statements or performance metrics, (iii) Participant materially violated any risk limits established or revised by senior management, a business head and/or risk management, or any balance sheet or working or regulatory capital guidance provided by a business head, or (iv) the Participant's employment is terminated for Gross Misconduct.

        (h)    One-Year Transfer Restriction on Incremental Shares from Exercises before May 17, 2016.    If Participant exercises any Option shares before the fifth anniversary of the grant date (May 17, 2016), the shares issued after covering the option cost (equal to the grant price, as set forth in the Executive Option Grant Summary, times the number of option shares exercised), applicable taxes, and any brokerage commission and fees ("Incremental Shares") will be subject to a restriction on sale or transfer (the "Transfer Restriction") beginning on the exercise date and ending one year thereafter. In the event of Participant's death, the Transfer Restriction will cease to apply and will not be imposed on any Option shares that may be acquired by Participant's estate in a future exercise of the Option. Incremental Shares subject to the Transfer Restriction will also be subject to recovery by the Company through the application of the clawback set forth in Section 4(g) of this Agreement.

        5.    Non-Transferability.    The Option and any Incremental Shares subject to the Transfer Restriction may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Option or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be a cancellation of the Option. During Participant's lifetime, all rights with respect to the Option shall be exercisable only by Participant, and any and all payments in respect of the Option shall be to Participant only.

        6.    Stockholder Rights.    Participant shall have no rights as a stockholder of Citigroup over any shares covered by an Option, unless and until shares are distributed to Participant in connection with an Option exercise. Participant will be eligible to receive dividends and will have voting rights with respect to Incremental S that are subject to the Transfer Restriction.

        7.    Right of Set Off.    Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law, retain for itself funds or securities otherwise payable to Participant pursuant to this Option or any award under any equity award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any equity award is canceled pursuant to its terms. The Company may not retain such funds or securities and set off such obligations or liabilities, as described above, until such time as they would otherwise be distributable to Participant in accordance with the applicable award terms.

        8.    Consent to Electronic Delivery.    In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Option covered by this Agreement and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

        9.    Plan Administration.    The Option described in this Agreement has been granted subject to the terms of the Plan. The shares deliverable to Participant upon the exercise of an Option will be from the shares available for grant pursuant to the terms of the Plan.

        10.    Adjustments.    In the event of any change in Citigroup's capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup's capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such appropriate equitable adjustments as may be permitted by the terms of the Plan and applicable law, to the number or kind of shares subject to an Option and/or the grant price applicable to an Option. All such adjustments shall conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent applicable, and with respect to Options intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. Citigroup shall give Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Option granted to Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to Participant or the Company, and neither the Committee nor Citigroup shall be bound to compensate Participant for any such adjustment not made, nor shall they be liable to Participant for any additional personal tax or other consequences of any adjustments that are made to an Option.

        11.    Taxes and Tax Residency Status.    By accepting the Option, Participant agrees to pay all applicable income taxes and file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting or exercise of an Option, Participant acknowledges that Citigroup may (but is not required to) provide Participant alternative methods of paying the Company the minimum amount due to the appropriate tax authorities, as determined by the Company. If no choice is offered or if Participant does not make a timely election from among the choices offered, the Company will withhold a sufficient number of shares from the vested shares that are distributable to Participant to fund only the minimum amount of tax that is required to be withheld. The number of shares to be withheld will be based on the fair market value of the shares on the applicable date, as determined by the Company. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his income tax residency status and the number and location of workdays outside his country of income tax residency from the date of an Option grant until the later of the date of its last exercise or the subsequent sale of any shares upon any exercise of the Option. By accepting the Option, Participant also agrees to provide, upon request, information about his tax residency status to Citigroup during such period. Participant will be responsible for any income tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

        12.    Entire Agreement; No Right to Employment.    The Prospectus and the Agreement constitute the entire understanding between the Company and Participant regarding the Option and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein, in the Plan, the Prospectus, or in any prospectus supplement or any other communication about the Option shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

        13.    Amendment.    The Committee may, in its sole discretion, modify, amend, terminate or suspend the Option at any time, except that no termination, suspension, modification or amendment of the Option shall (i) cause the Option to become subject to, or violate, Section 409A of the Code, or (ii) except as provided in Section 14 of this Agreement or Section 21 of the Plan, adversely affect Participant's rights with respect to the Option, as determined by the Committee, without Participant's written consent.

        14.    Compliance with Regulatory Requirements.    Notwithstanding any provision of this Agreement to the contrary, the Option will be subject to any modification, limitations, adjustments or clawback provisions applicable to Participant to the extent required under any policy implemented at any time by the Company in its discretion to (i) comply with any legal, regulatory or governmental requirements, directions, supervisory comments, guidance or promulgations specifically including but not limited to guidance on remuneration practices or sound incentive compensation practices promulgated by any U.S. or non-U.S. governmental agency or authority, (ii) comply with the listing requirements of any stock exchange on which the Company's common stock is traded or (iii) comply with or enable the Company to qualify for any government loan, subsidy, investment or other program.

        15.    Arbitration; Conflict; Governing Law.    Any disputes related to the Option shall be resolved by arbitration in accordance with the Company's arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to the Option shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion. In the event of a conflict between the Prospectus and this Agreement, this Agreement shall control. In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Option.

        16.    Disclosure Regarding Use of Personal Information and Participant's Consent.

        (a)    Definition and Use of "Personal Information."    In connection with the grant of the Option, and any other award under any equity award program of the Company, and the implementation and administration of any such program, including, without limitation, Participant's actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant's home country.

        The "personal information" that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant's name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity award information and history, business unit, employing entity, and Participant's beneficiaries and contact information. Participant may obtain more details regarding the access and use of his personal information, and may correct or update such information, by contacting his human resources representative or local equity coordinator.

        Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company's internal administration of its equity award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant's home country to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant's information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant's U.S. broker and equity account administrator and trade facilitator; (iii) Participant's U.S., regional and local employing entity and business unit management; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) Citigroup's technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant's personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

        (b)    Participant's Consent.    BY ACCEPTING THIS AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT'S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY AWARDS (TO THE EXTENT HE IS ELIGIBLE UNDER APPLICABLE PROGRAM GUIDELINES, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE,

TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY AWARD, AS DESCRIBED ABOVE.

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CITIGROUP INC. EXECUTIVE OPTION GRANT AGREEMENT APPENDIX